FORM OF Amendment to

services agreement

This AMENDMENT (“Amendment”) is made as of June 17, 2022, by and among Strategy Shares (“Client”) and Citibank, N.A. (“Citibank”), and Citi Fund Services Ohio, Inc. (“CFSO”, together with Citibank, the “Service Provider”), to that certain Services Agreement dated January 1, 2016, between the Client and Service Provider (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement, except as noted below.

WHEREAS, pursuant to the Agreement, the Service Provider performs certain fund accounting, administration, and transfer agency services for the Client;

WHEREAS, the Parties agree to amend Schedule 2 of the Agreement to reflect the addition of a derivatives risk service offering; and

WHEREAS, the Parties agree to amend Schedule 4 of the Agreement to reflect the addition of the Day Hagan/Ned Davis Research Smart Sector International ETF to the List of Funds;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Schedule 2 – Services.

Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the Schedule 2 attached to the end of this Amendment.

2.	Amendment to Schedule 4 – List of Funds.

Schedule 4 of the Agreement is hereby deleted in its entirety and replaced with Schedule 4 attached to the end of this Amendment.

3.	Representations and Warranties.
a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to its Board of Trustees or Board of Directors, as applicable.
b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.
4.	Miscellaneous.
a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements
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bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by all parties hereto.
c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signatures follow on next page. Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STRATEGY SHARES
By:
Name:
Title:
Date:

Solely as to Schedule 2 – Appendix C:
CITIBANK, N.A.
By:
Name:
Title:
Date:

CITI FUND SERVICES OHIO, INC.

By:
Name:
Title:
Date:

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Schedule 2 to Services Agreement – Services

Services provided by Citi Fund Services Ohio, Inc.

Appendix A -- Fund Administration Services

Service Provider shall provide the Services listed on this Schedule 2 to the Client and any series thereof listed on Schedule 4 (each, a “Fund”), subject to the terms and conditions of the Agreement (including the Schedules).

I.       Services

1.	Financial Statements and other SEC Filings:
(a)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.
(b)	Prepare and file the Fund's Form N-CEN annually.
(c)	Assist with the layout and printing of the Funds’ semi-annual and annual reports.
(d)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year through the period ending March 31, 2020.
(e)	Prepare and file holdings reports on Form N-PORT with the SEC, as required at the end of each month, effective for the period beginning March 1, 2020.
(f)	Rule 18f-4 Support for Funds Relying on “Limited Derivatives User” Exemption (Lite)
i.	Daily monitoring and reporting of derivative exposure levels
ii.	Monthly exposure calculation reporting on Form N-PORT (Item B.9)
(g)	Rule 18f-4 Support for Non-Exempt Funds (Standard)
i.	Daily value at risk (VaR) calculations and reporting
ii.	Monthly VaR reporting on Form N-PORT (Item B.10)
iii.	Stress testing and VaR backtesting
iv.	Form N-RN filing coordination, ad hoc, as directed by the client

2.	Certain Operational Matters
(a)	Calculate Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.
(b)	Prepare an annual projection of the Funds' non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.
(c)	Compute, as appropriate, each Funds’ dividend payables and dividend factors.
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(d)	Assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders that have been approved by the Client.
(e)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to fifteen (15) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.
(f)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.
(g)	Monitor and advise the Client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(h)	Assist the Client with portfolio compliance monitoring in accordance with Rule 22e-4(b) including:
i.	daily liquidity classifications of portfolio securities held by the Fund;
ii.	daily monitoring of compliance with the Fund’s established Highly Liquid Investment Minimum (HLIM), as applicable, to any Funds requiring the Full Service Liquidity Risk Management offering as designated by the Client;
iii.	daily monitoring of compliance with the Fund’s 15% illiquid holdings maximum; and
iv.	monthly liquidity classification of portfolio securities on Form N-PORT effective for the period beginning March 1, 2020, as applicable, to any Funds requiring the Full Service Liquidity Risk Management offering as designated by the Client;
v.	Prepare and file Form N-LIQUID as required.

(i)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.
(j)	Monitor wash sales annually.
(k)	Prepare informational schedules for use by the Client’s auditors in connection with such auditor’s preparation of the Client’s tax returns.
(l)	Coordinate with independent auditors concerning the Client’s regular annual audit.

II.       Notes and Conditions Related to Fund Administration Services

1.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

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2.	If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

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Schedule 2 to Services Agreement – Services

Services provided by Citi Fund Services Ohio, Inc.

Appendix B -- Fund Accounting Services

I.       Services

1.	Record Maintenance

Maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”):

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule.
(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule.
(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule.
(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
2.	Accounting Services

Perform the following accounting services for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.
(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Client (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Client (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board.
(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Client to monitor and evaluate its use of fair value pricing information under its Valuation Procedures.
(d)	Assist the Client in identifying instances where market prices are not readily available, or are unreliable, each set forth within parameters included in the Client’s Valuation Procedures.
(e)	Verify and reconcile with the Funds’ custodian all daily trade activity.
(f)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;
(g)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release, check and confirm the net asset values and dividend factors for reasonableness and
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deviations, and distribute net asset values to National Securities Clearing Corporation via the portfolio composition file.

(h)	Determine and report unrealized appreciation and depreciation on securities held by the Funds.
(i)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles.
(j)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or a third party vendor, on variable interest rate instruments.
(k)	Post Fund transactions to appropriate categories.
(l)	Accrue expenses of each Fund according to instructions received from the Client’s Administrator, and submit changes to accruals and expense items to authorized officers of the Client (who are not Service Provider employees) for review and approval.
(m)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.
(n)	Provide accounting reports in connection with the Client’s regular annual audit, and other audits and examinations by regulatory agencies.
(o)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

3.	Financial Statements and Regulatory Filings

Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:

(a)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Client. The unaudited financial statements will include the following items:
i.	Unaudited Statement of Assets and Liabilities,
ii.	Unaudited Statement of Operations,
iii.	Unaudited Statement of Changes in Net Assets, and
iv.	Unaudited Condensed Financial Information

(b)	Provide accounting information for the following: (in compliance with Reg. S-X, as applicable):
i.	federal and state income tax returns and federal excise tax returns;
ii.	the Client’s semi-annual reports with the SEC on Form N-CEN and Form N-CSR;
iii.	the Client’s schedules of investments for filing with the SEC on Form N-Q, effective for the period ending March 31, 2020;
iv.	the Client's monthly schedules of investment for filing with the SEC on Form N-PORT, effective for the period beginning March 1, 2020;
v.	the Client’s annual and semi-annual shareholder reports and quarterly Board meetings;
vi.	registration statements on Form N-1A and other filings relating to the registration of shares;
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vii.	reports related to Service Provider’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;
viii.	annual audit by the Client’s auditors; and
ix.	examinations performed by the SEC.
(c)	Calculate turnover and expense ratio
(d)	Calculate daily spread between NAV and market price of Shares
(e)	Prepare schedule of Capital Gains and Losses
(f)	Provide daily cash report
(g)	Maintain and report security positions and transactions in accounting system
(h)	Prepare Broker Commission Report
(i)	Monitor expense limitations.
(j)	Maintain list of failed trades
(k)	Provide unrealized gain/loss report

II.       Notes and Conditions Related to Fund Accounting Services

  Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider's liability with respect to NAV Differences (as defined below) shall be as follows:
(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1%, Service Provider shall reimburse each applicable Fund for any net· losses to the Fund; and
(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider's reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section II.1: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV'') and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund's (or Class') NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

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  The Client acknowledges and agrees that although Service Provider’s services related to fair value pricing are intended to assist the Client and its Board in its obligations to price and monitor pricing of Fund investments, Service Provider is not responsible for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors other than as set forth in clause 2(E)(ii) of the Agreement.
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Schedule 2 to Services Agreement – Services

Service Provided by Citibank, N.A.

Appendix C -- Transfer Agency Services

I.       Services

1.	Index Receipt Agent includes the following services:
(a)	Portfolio composition file (PCF) production and distribution
(b)	ETF order processing and trade bursting
(c)	Provide ETF fail monitoring/collateral
2.	Shareholder Transactions
(a)	Perform and facilitate the performance of purchases and redemptions of Creation Units.
(b)	Issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive.
(c)	Prepare and transmit by means of DTC’s book entry system payments for dividends and distributions on or with respect to the Shares declared by the Client on behalf of the applicable Fund.
(d)	Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request.
(e)	Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.
(f)	Prepare and transmit to the Client and the Client’s administrator and to any applicable securities exchange (as specified to Service Provider by the Client or its administrator) information with respect to purchases and redemptions of Shares.
(g)	Calculate and transmit on each Business Day to the Client’s administrator the number of outstanding Shares for each Fund.
(h)	Transmit on each Business Day to the Client, the Client’s administrator and DTC the amount of Shares purchased on such day.
(i)	Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed.
3.	Compliance Reporting
(a)	Provide reports to the Securities and Exchange Commission and FINRA.
(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund.

4.	Shareholder Account Maintenance
(a)	Maintain the record of the name and address of DTC or its nominee as the sole shareholder of a Fund (the “Shareholder”) and the number of Shares issued by the Fund and held by the Shareholder.
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(b)	Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request.
(c)	Maintain account documentation files for Shareholder.
5.	Anti-Money Laundering Services

In each case consistent with and as required or permitted by the written anti-money laundering program of the Client (“AML Program”):

(a)	Perform monitoring and reporting as may be reasonably requested by the Client’s CCO.

II.       Notes and Conditions Related to Transfer Agency Services

1.	Service Provider may require any or all of the following in connection with the original issue of Shares: (a) Instructions requesting the issuance, (b) evidence that the Board has authorized the issuance, (c) any required funds for the payment of any original issue tax applicable to such Shares, and (d) an opinion of the counsel to the Client about the legality and validity of the issuance.

2.	Service Provider shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

3.	Pursuant to purchase orders received in good form and accepted by or on behalf of the Client by the Distributor, Service Provider will register the appropriate number of book entry only Shares in the name of DTC or its nominee as the sole shareholders for each Fund and deliver Shares of such Fund in Creation Units on the business day next following the trade date to the DTC Participant Account of the Custodian for settlement.

4.	Pursuant to such redemption orders that the Client’s index receipt agent receives from the Distributor, the Client or its agent, Service Provider will redeem the appropriate number of Shares of the applicable Fund in Creation Units that are delivered to the designated DTC Participant Account of Custodian for redemption and debit such shares from the account of the Shareholder on the register of the applicable Fund.

5.	Service Provider will issue Shares of the applicable Fund in Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by Service Provider. In issuing Shares of the applicable Fund through DTC to a purchaser, Service Provider shall be entitled to rely upon the latest Instructions that are received from the Client or its agent by the Index Receipt Agent (as set forth in Schedule B, Section A. Subsection 3(b) of this Agreement) concerning the issuance and delivery of such shares for settlement.

6.	Service Provider will not issue any Shares for a Fund where it has received an Instruction from the Client or written notification from any federal or state authority that the sale of the Shares of such Fund has been suspended or discontinued, and Service Provider shall be entitled to rely upon such Instructions or written notification.

7.	The Client acknowledges and agrees that deviations requested by the Client from Service Provider’s written transfer agent compliance procedures (“Exceptions”) may involve operational and compliance risks, including a substantial risk of loss. Service Provider may in its sole discretion determine whether to permit an Exception. Exceptions must be requested in writing and shall be deemed to remain effective until the Client revokes the Exception request in writing. Notwithstanding any provision in this
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Agreement that expressly or by implication provides to the contrary, as long as Service Provider acts in good faith, Service Provider shall have no liability for any loss, liability, expenses or damages to the Client or any Shareholder resulting from such an Exception.

8.	Service Provider is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Client with such bank or banks as are acceptable to the Client, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Client shall be deemed to be the customer of such bank or banks for purposes of such accounts and shall execute all requisite account opening documents in connection with such accounts. To the extent that the performance of such services hereunder shall require Service Provider to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Client shall provide such bank or banks with all instructions and authorizations necessary for Service Provider to effect such disbursements.

9.	Client represents and warrants that:
(a)	(i) by virtue of its Charter, Shares that are redeemed by the Client may be resold by the Client and (ii) all Shares that are offered to the public are covered by an effective registration statement under the Securities Act of 1933, as amended and the 1940 Act.
(b)	(i) The Client has adopted the AML Program, which has been provided to Service Provider and the Client’s AML Compliance Officer, (ii) the AML Program has been reasonably designed to facilitate Compliance by the Client with applicable anti-money laundering Laws and regulations (collectively, the “Applicable AML Laws”) in all relevant respects, (iii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board, (iv) the delegation of certain services thereunder to Service Provider, as provided in Schedule 2 of this Agreement, has been approved by the Board, and (v) the Client will submit any material amendments to the AML Program to Service Provider for Service Provider’s review and consent prior to adoption.
10.	The Client hereby represents that the sale of Shares are not subject to Blue sky laws and the Service Provider shall not be responsible for any registration, notification, tracking or other function related to the Blue Sky laws of any state.
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Schedule 4 to Services Agreement

List of Funds

1.        Strategy Shares Nasdaq 7HANDL™ Index ETF

2.        Strategy Shares Nasdaq 5HANDL™ Index ETF

3.        Strategy Shares Newfound/ReSolve Robust Momentum ETF

4.        Day Hagan/Ned Davis Research Smart Sector ETF

5.        Strategy Shares Gold-Hedged Bond ETF

6.        SSGBI Fund Limited, a wholly owned subsidiary of Strategy Shares Gold-Hedged Bond ETF

7.        Day Hagan/Ned Davis Research Smart Sector Fixed Income ETF

8.        Strategy Shares Halt Climate Change ETF

9.        Strategy Shares Nasdaq 10HANDL™ Index ETF

10.        Day Hagan/Ned Davis Research Smart Sector International ETF

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